Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Announces Acquisition and Lease of 2 CCRCs in Connecticut and
Payoff of Mezzanine Loan
MURFREESBORO, Tenn.--(June 2, 2016) - National Health Investors, Inc. (NYSE:NHI) announced today that it has acquired two entrance fee continuing care retirement communities (“CCRCs”) from funds managed by certain affiliates of East Lake Capital Management (“East Lake”) for $56.3 million and entered into a lease transaction with other affiliates of East Lake. The CCRCs have 460 units and are located in Bridgeport, Connecticut and Southbury, Connecticut. The communities are sub-leased to affiliates of Watermark Retirement Communities (“Watermark”), the current manager. The lease has a term of 15 years, with an initial lease rate to East Lake of 7% with annual escalators of 3.5% in years 2 through 4, and 3% annually thereafter. The communities have a 2.30 (EBITDARM) average lease coverage ratio based on the initial NHI lease payment for the past two years. NHI has committed up to an additional $10 million for capital improvements and potential expansion of the communities over the next two years. The acquisition was funded with available cash and borrowings on NHI’s revolving credit facility, and was anticipated as part of NHI’s most recent 2016 financial guidance to the market contained in its press release dated May 6, 2016.
Eric Mendelsohn, NHI’s President and CEO, stated, “We are very excited to expand our relationship with East Lake and to build a new relationship with a national operator of high-quality CCRCs, Watermark Retirement Communities. These communities have a solid history of operating performance and will be further enhanced by the improvements planned over the next two years.”
About Watermark Retirement Communities
Headquartered in Tucson, Arizona, Watermark currently manages 37 communities in 20 states, including CCRCs, standalone independent living, assisted living, memory care, plus Medicare-certified rehabilitation and skilled nursing neighborhoods. Watermark has ownership interests in many of these communities, both on its own and through its development arm, The Freshwater Group.
About East Lake Capital Management
East Lake Capital Management (“ELCM”) is an investment management firm located in Dallas, Texas which specializes in real estate and healthcare related investments. ELCM and certain funds managed by affiliates of ELCM hold interests in independent living, assisted living, memory care and skilled nursing properties.

Bickford Senior Living Loan Payoff
In a separate transaction, NHI announced that an affiliate of Bickford Senior Living has repaid existing loans from NHI with proceeds from the sales of 5 assisted living and memory care facilities to NHI on May 20, 2016. Repaid were a mezzanine loan with a principal balance of $9,213,000 and annual interest rate of 12%, and a development loan with a principal balance of $478,000 and annual interest rate of 10%. NHI used the funds to pay down the balance of its revolving credit facility. The repayments were anticipated as part of NHI's most recent financial guidance to the market contained in its press release dated May 6, 2016.
About NHI
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. For more information, visit www.nhireit.com.
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may,” “will,” “believes,” “anticipates,” “expects,” “intends,” “estimates,” “plans,” and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on NHI’s web site at http://www.nhireit.com.